EXHIBIT 10.1

Execution Version

Dated December 23, 2021

AAR CORP.

as Seller Representative and Servicer

AAR AIRCRAFT SERVICES INC.

as Seller

AAR AIRLIFT GROUP, INC.

as Seller

AAR MANUFACTURING, INC.

as Seller

AAR SUPPLY CHAIN, INC.

as Seller

AAR INTERNATIONAL, INC.

as Seller

AAR GOVERNMENT SERVICES, INC.

as Seller

AAR LANDING GEAR, LLC.

as Seller

and

CITIBANK, N.A.,

as Buyer

____________________________________________________________

AMENDMENT TO THE PURCHASE AGREEMENT

DATED FEBRUARY 23, 2018

____________________________________________________________

This Amendment to the Purchase Agreement dated February 23, 2018 (the "Amendment"), made as of December 23, 2021, is among AAR CORP., a company organized and existing under the laws of Delaware (the “Seller Representative” and “Servicer”), Affiliates of AAR Corp. that are parties to the Purchase Agreement on the date hereof as sellers (together with their successors and permitted assigns, the “Sellers” and each individually, a “Seller”), and CITIBANK, N.A., a national banking association organized and existing under the laws of New York (the “Buyer”).

WITNESSETH:

WHEREAS, pursuant to that Purchase Agreement entered into between the Seller Representative and Servicer, the Sellers and the Buyer dated as of February 23, 2018 (the “Purchase Agreement”), each Seller desired to sell certain of its Receivables from time to time, and the Buyer agreed to purchase from such Seller certain of such Receivables;

WHEREAS, the Parties (as defined below) wish to, among other things, change references to LIBOR in accordance with regulatory and industry developments, and the Buyer, the Seller Representative, the Servicer and the Sellers have each consented and agreed with such changes by the execution of this Amendment;

NOW, THEREFORE, in consideration of the premises set forth herein, the Buyer, the Seller Representative, the Servicer and the Sellers (referred to collectively herein as the "Parties"), hereby agree as follows:

1. For purposes of this Amendment, capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Purchase Agreement.

2. Effective as of the Amendment Effective Date (as defined below), the Purchase Agreement is hereby amended as set forth below.

3. The following definitions shall be inserted in Exhibit A (Certain Defined Terms) of the Purchase Agreement:

“Alternative Discount Margin”: With respect to any Purchased Receivable of an Account Debtor, the discount cost applied by the Buyer to such Purchased Receivable purchased on a Purchase Date (expressed as an amount in dollars) falling on or after the Rate Switch Date, equal to (i) the Replacement Reference Rate (determined as of the Purchase Date for such Purchased Receivables) plus the Credit Spread applicable to such Account Debtor at such time (the “Alternative Discount Rate”), multiplied by (ii) the Aggregate Net Invoice Amount of such Purchased Receivable, and multiplied by (iii) the Discount Period divided by 360.

For the avoidance of doubt, the Discount Rate shall apply to any period before the Rate Switch Date and the Alternative Discount Rate shall apply to any period on or after the Rate Switch Date.

“Alternative Discount Rate”: The meaning set forth in the defined term, “Alternative Discount Margin.

“Conforming Changes”: Any technical, administrative, operational or consequential changes (including without limitation changes in the way in which any benchmark rate is calculated, tenors or interest periods are determined, the timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters) from time to time which the Buyer determines:

(a)	are appropriate to reflect the adoption and implementation of a replacement rate and/or to permit the administration of that replacement rate by the Buyer;
(a)

are substantially consistent with market practice or (if there is no relevant market practice or to the extent the Buyer determines that market practice is not administratively feasible) are reasonably necessary in connection with the administration of the Agreement (as amended); and

(b)	result (so far as reasonably practicable and foreseeable) in no transfer of economic value to or from the Sellers.

“Fallback Rate”: The alternative benchmark rate (which may be different to the previously specified rate and may include an adjustment spread) notified by the Buyer to, and subject to the agreement of, the Seller Representative and which, in the Buyer’s opinion (which shall be conclusive absent manifest error):

(a)

shall take into account benchmark rates and means of calculating spread adjustments that are being generally accepted in the relevant markets, including any applicable recommendations made by the Relevant Governmental Body; or

(a)	is otherwise an appropriate successor to LIBOR or the relevant RFR and results (so far as reasonably practicable) in no transfer of economic value to or from the Sellers.

If at any time the Fallback Rate is less than 0%, then the Fallback Rate shall be 0%.

“Interest Period”: means the Discount Period or any period from and after the date when a payment is due and when the payment is made pursuant to Section 12(d) as applicable.

“Rate Switch Date”: January 1, 2022 or any other date agreed as such between the Seller and the Participant in writing.

“Relevant Governmental Body”: The Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Replacement Reference Rate”:

(a)	the percentage rate per annum which is the aggregate of:

(i)	Term SOFR; and

(ii)	as applicable, the Spread Adjustment; or

(b)	following the occurrence of a Term SOFR Trigger, the percentage rate per annum which is the aggregate of:

(i)SOFR Average;

(ii) as applicable, the Spread Adjustment; or

(c)	following the occurrence of a SOFR Average Trigger, the Fallback Rate for the relevant period.

“SOFR or RFR”: The secured overnight financing rate administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

“SOFR Average”: for the applicable corresponding tenor, the compounded average of SOFR published by the Federal Reserve Bank of New York (or a successor administrator of the SOFR Average).

“SOFR Average Trigger”: In the case where the then-current Replacement Reference Rate is SOFR Average, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Replacement Reference Rate, the regulatory supervisor for the administrator of such Replacement Reference Rate, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Replacement Reference Rate, a resolution authority with jurisdiction over the administrator for such Replacement Reference Rate or a court or an entity with similar insolvency or resolution authority over the administrator for such Replacement Reference Rate, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all applicable tenors of such Replacement Reference Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such applicable tenors or (b) all applicable tenors of such Replacement Reference Rate are or will no longer be representative of the underlying market and economic reality that such Replacement Reference Rate is intended to measure and that representativeness will not be restored.

“Spread Adjustment”: For any Interest Period or other period, the applicable percentage rate per annum set out below, or such other applicable percentage rate per annum as may be agreed between the Parties in writing from time to time:

Length of Interest Period or other period	LIBOR tenor	Spread Adjustment (% per annum)
Overnight	Overnight	0.02888
One month or less but more than one week	One month	0.06620

Three months or less but more than two months	Three months	0.16330
Six months or less but more than three months	Six months	0.22120
Six months or more	Twelve months	0.28000

“Term SOFR”: For the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body. If Term SOFR (after application of the applicable Spread Adjustment pursuant to the definition of “Replacement Reference Rate”) at any time is less than zero, Term SOFR (after application of the applicable Spread Adjustment pursuant to the definition of “Replacement Reference Rate”) shall be deemed to be 0.0% for all purposes hereunder. If, for whatever reason, Term SOFR is not published in respect of a relevant calculation day and a Term SOFR Trigger has not occurred, Term SOFR for that day shall be:

(a)	the last published rate for Term SOFR, unless sub-paragraph (b) below applies; or

(b)a rate to be mutually agreed by the Parties.

“Term SOFR Trigger”: The occurrence of one of the following events:

(a)	Term SOFR has permanently ceased or is likely permanently to cease to be published or available;
(b)	a regulator, administrator, court, or other competent authority:
(i)

states that Term SOFR (or any feature of the calculation, methodology or convention used to determine interest or other amounts under the Purchase Agreement) is no longer representative, or appropriate for use; or

(ii)

requires or (where relevant) recommends that Term SOFR (or any feature of the calculation, methodology or convention used to determine interest or other amounts under the Purchase Agreement) be permanently discontinued; or

(c)

market practice with respect to Term SOFR (or any feature of the calculation, methodology or convention used to determine interest or other amounts under the Trade Agreement) has changed or is reasonably expected to change, for example, as a result of any public announcement to that effect; or

(d)	Term SOFR (or any feature of the calculation, methodology or convention used to determine interest or other amounts under the Trade Agreement) is no longer representative or appropriate for calculating interest or other amounts under Trade.

“Vendor”: CME Group Benchmark Administration Limited (CBA) (or a successor administrator of Term SOFR selected by the Seller in its reasonable discretion).

4. The Section 1(c) shall be deleted in its entirety and replaced with the following:

“(c) Purchase Price. The purchase price for Purchased Receivables purchased on any Purchase Date (the “Purchase Price”) shall be calculated on the Platform and Posted with each Offer, and shall equal (i) the aggregate Net Invoice Amount of such Purchased Receivables (the “Aggregate Net Invoice Amount”) minus (ii) the Discount Margin or the Alternative Discount Margin (as applicable). Buyer shall pay the Purchase Price, denominated in Dollars, to the Collection Account in immediately available funds on the applicable Purchase Date for distribution by the Servicer to the applicable Sellers. On each Purchase Date, Buyer shall cause the Platform to send by email a notice of payment of Purchase Price to the Seller Representative and the applicable Seller or such notice shall be available on the Platform. Notwithstanding any other provision in this Agreement to the contrary, the purchase and sale of Proposed Receivables shall be and be deemed to be automatically effective and enforceable immediately upon payment by the Buyer of the Purchase Price and, upon receipt of the Purchase Price in the Collection Account, the Seller and Seller Representative, as applicable, shall hereby accept and shall have been deemed to have automatically accepted such purchase and sale without any further action or notice to or from any other Person.

5. Section 1(e) shall be deleted in its entirety and replaced with the following:

“(e) True Sale. Buyer and each Seller have structured the transactions contemplated by this Agreement as a sale and intend the transfer and conveyance of Purchased Receivables hereunder to be absolute and irrevocable “true sales” by Seller to Buyer, that provide Buyer with the full benefits and risks of ownership of the Purchased Receivables. Neither any Seller nor Buyer intends the transactions contemplated hereunder to be, or for any purpose to be characterized as, loans from Buyer to Seller, and Buyer and Sellers each agree to treat each such transaction as a true sale for all purposes under applicable law and accounting principles, including, without limitation, in their respective books, records, computer files, tax returns (federal, state and local), regulatory and governmental filings (and shall reflect such sale in their respective financial statements). Each Seller will advise all persons inquiring about the ownership of the Receivables that all Purchased Receivables have been sold to Buyer. In the event that, contrary to the mutual intent of the parties, any purchase of Purchased Receivables is not characterized as a sale, each Seller shall, effective as of the date hereof, be deemed to have granted to Buyer (and such Seller hereby does grant to Buyer), a first priority security interest in and to (under New York law) any and all present and future Purchased Receivables and Related Security sold or purported to be sold by such Seller and the proceeds thereof to secure the repayment on demand of all amounts paid to such Seller hereunder and all other obligations of such Seller hereunder, in each case, with accrued interest thereon at the Discount Rate or Alternative Discount Rate (as applicable), and this Agreement shall be deemed to be a security agreement. With respect to such grant of a security interest, Buyer may at its option exercise from time to time any and all rights and remedies available to it hereunder, under the UCC or any similar law or otherwise. If such a recharacterization shall occur, then each Seller agrees that ten (10) Business Days shall be reasonable prior notice to such Seller of the date of any public or private sale or other disposition of all or any of the Receivables by the Buyer following the occurrence of the Purchase Termination Date in accordance with clause (a) of the definition thereof. Each Seller hereby authorizes Buyer to file any UCC-1 financing statements or similar filings under each applicable jurisdiction necessary to perfect the ownership interests and security interests granted by such Seller to Buyer under this Agreement and the Transaction Documents.

6. Sections 5(a) and 5(b) shall be deleted in their entirety and replaced with the following:

“(a) Sellers’ First Loss Recourse Amount. Notwithstanding (and without limiting) its agreement and undertaking with respect to the obligations described in Section 7 hereto, each Seller hereby jointly and severally agrees to indemnify and pay to Buyer from and against any failure by a Tranche B Account Debtor to make a payment in respect of any Purchased Receivables as a result of the related Tranche B Account Debtor having become subject to an Insolvency Event, (and in the Buyer’s sole discretion, regardless of whether or not such failure is the result of the related Tranche B Account Debtor, Credit Insurance Provider or L/C Issuer having become the subject of an Insolvency Event) (the “First Loss Recourse Amount”), in an aggregate amount, during any 364-Day Period, not greater than $1,000,000. The First Loss Recourse Amount payable by Sellers in connection with this Section 5(a) shall be payable by the Sellers to Buyer in immediately available funds within ten (10) Business Days following written request by Buyer. Any amounts in respect of the First Loss Recourse Amount not paid when due shall accrue interest at the Discount Rate or Alternative Discount Rate (as applicable) until paid. In order to support the obligations of the Sellers to make payments when due in respect of the First Loss Recourse Amount, the Seller Representative shall obtain and provide to Buyer from the L/C Issuer a letter of credit (the “Letter of Credit”) for the benefit of the Buyer, in form and substance reasonably acceptable to the Buyer. For the avoidance of doubt, any payments hereunder in respect of any Event of Repurchase or any indemnity set forth in Section 7 below shall not reduce or count as an offset against the First Loss Recourse Amount.

“(b) Sellers’ Second Loss Recourse Amount. Notwithstanding (and without limiting) its agreement and undertaking with respect to the obligations described in Section 5(a) and Section 7 hereto, each Seller hereby jointly and severally agrees to indemnify and pay to Buyer from and against any failure by any Tranche B Account Debtor to make a payment in respect of any Purchased Receivable as a result of the related Tranche B Account Debtor having become subject to an Insolvency Event (and in the Buyer’s sole discretion, regardless of whether or not such failure is the result of the related Tranche B Account Debtor or Credit Insurance Provider having become the subject of an Insolvency Event) (the “Second Loss Recourse Amount”), in an amount not greater than 6.0% of the Aggregate Net Invoice Amount of such Purchased Receivable. The Second Loss Recourse Amount payable by Sellers in connection with this Section 5(b) shall be payable by the Sellers to Buyer in immediately available funds within five (5) Business Days following written request by Buyer. Any amounts in respect of the Second Loss Recourse Amount not paid when due shall accrue interest at the Discount Rate or Alternative Discount Rate (as applicable) until paid. For the avoidance of doubt, any payments hereunder in respect of any Event of Repurchase, any First Loss Recourse Amount or any indemnity set forth in Section 7 below shall not reduce or count as an offset against the Second Loss Recourse Amount.

7. Section 12(d) shall be deleted in its entirety and replaced with the following:

“(d) Calculation of Interest.All interest amounts calculated on a per annum basis hereunder are calculated on the basis of a year of three hundred sixty (360) days. All amounts due hereunder (including under Section 4(f), Section 5, Section 7(a), Section 7(b) and Section 7(c)) shall accrue interest from and after the date when due:

(i) for any such Interest Period commencing before the Rate Switch Date, at a rate per annum equal to LIBOR, plus 2.0% until paid, and shall be payable within 10 days of demand therefor; and

(ii) for any Interest Period commencing on or after the Rate Switch Date, at a rate per annum equal to the Replacement Reference Rate, plus 2.0% until paid, and shall be payable within 10 days of demand therefor.

8. The definition of “Repurchase Price” in Exhibit A (Certain Defined Terms) of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

“Repurchase Price”: With respect to any Purchased Receivable subject to an Event of Repurchase, an amount equal to the sum of (i) the Outstanding Purchase Price relating to such Purchased Receivable, plus (ii) interest for the period from the Purchase Date for such Purchased Receivable to the date that the Repurchase Price has been repaid in full, at a rate equal to the Discount Rate or Alternative Discount Rate (as applicable), which amount shall be paid to the Collection Account in immediately available funds.

9. Paragraph (i) OF EXHIBIT TO REQUEST to Schedule 1 of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

“(i) Aggregate Net Invoice Amount minus (ii) the Discount Margin or Alternative Discount Margin (as applicable) for the Proposed Receivables with respect to the applicable Account Debtor

10. The following provision shall be inserted as Section 15 in the Purchase Agreement:

(a) Subject to paragraph (b) below, the Buyer may (at any time and on more than one occasion) make Conforming Changes to the Purchase Agreement and this Amendment, by giving not less than 30 days’ notice to the Sellers specifying those Conforming Changes and the time and date on which they will become effective.

(b) No Conforming Changes shall become effective if, within fifteen days of receiving the notice under paragraph (a) above (whether by email or any other form of communication permitted under the Purchase Agreement and this Amendment) the Seller Representative notifies the Buyer that the Sellers do not accept those Conforming Changes.

(c) Term SOFR will be rounded (and not truncated) to five decimal places.

(d) The U.S. Dollar amount of total accrued interest shall be rounded to two decimal places.”

11. Schedule 1 is hereby amended and restated in the form of Annex A attached hereto.

12. The following provision shall be inserted as Section 16 in the Purchase Agreement:

“Limitation of Interest Liability

(a)	Neither the Buyer nor any Seller warrants or accepts to the other any responsibility for any of the following:
i.

the administration of, submission of, calculation of or any other matter related to Term SOFR, any component definition thereof or rates referred to in the definition thereof (or any alternative, comparable or successor rate thereto), including whether the composition or characteristics of any such alternative, comparable or successor rate will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Term SOFR or SOFR;

ii.

the composition or characteristics of any such replacement rate, including whether it is similar to, produces the same value or economic equivalence to or has the same volume or liquidity as the rate which it replaces;

iii.

any actions or use of its discretion or other decisions or determinations made with respect to any matters covered by this letter, including, without limitation, the implementation or non-implementation of any Conforming Changes; or

iv.	the suitability of any replacement rate for the Buyer or any of the Sellers or any entity related to the Buyer or any of the Sellers.

(b)

Neither the Buyer nor any Seller makes any representation as to any matter referred to in paragraph (a) above. Each party hereto agrees that it has not relied on any such representation, acknowledges that it is responsible for taking its own advice in relation to this Amendment and the matters referred to in paragraph (a) above, it has not received and/or relied upon any such advice from any other party hereto and waives all rights and remedies in respect of those matters.

(c)

Any determination, decision or election that may be made by the Buyer under this Amendment will be conclusive and binding absent manifest error and may be made in the Buyer’s sole discretion and without consent from any other party or any other related document, except, in each case, as expressly required by the Purchase Agreement.

(d)	Nothing in this Section 12 shall limit or exclude any liability of the Buyer for fraud.
(e)	Each party has relied on the advice of its own independent legal counsel in connection with the provisions set forth in this Amendment.

13. Each Seller hereby represents and warrants that:

(a)

it has full power and authority, and has taken all action necessary, to execute and deliver this Amendment and this Amendment has been duly executed and delivered and together with the Purchase Agreement, as amended hereby, constitute each Seller’s legal, valid and binding obligation, enforceable against it in accordance with their terms except as limited by bankruptcy, insolvency, moratorium, fraudulent conveyance or other laws relating to the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is sought at equity or law); and

(b)

the representations and warranties set forth in the Purchase Agreement (other than those set forth in clauses (i) and (k) of Exhibit C thereof) are true and correct in all material respects with respect to each Seller on and as of the date of this Amendment with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they are true and correct in all material respects as of such earlier date; and

(c)

it has not relied on any representation of the Buyer, acknowledges that it is responsible for taking its own advice in relation to this Amendment and the matters contemplated hereby, and it has not received and/or relied upon any advice from the Buyer.

14. This Amendment shall be effective on the date hereof (the “Amendment Effective Date”).

15. Except as otherwise expressly provided herein, the terms and conditions of the Purchase Agreement shall remain in full force and effect, and each of the Parties hereby ratifies and confirms its respective obligations thereunder and hereunder.

16. This Amendment and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Amendment and the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, without giving effect to its principles of conflicts of laws. The parties hereby irrevocably submit to the jurisdiction of any New York State or Federal court sitting in New York City over any action or proceeding arising out of or relating to this Amendment and hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

17. The provision set forth in Section 12(f) of the Purchase Agreement is hereby incorporated mutatis mutandis herein by reference thereto as fully and to the same extent as if set forth herein.

18. The Buyer hereby notifies the Sellers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Sellers, which information includes the name and address of the Sellers and other information that will allow the Buyer to identify the Sellers in accordance with the Patriot Act.  The Sellers shall, and shall cause each of its Subsidiaries to, provide such information as may be reasonably requested by the Buyer in order to assist the Buyer in maintaining compliance with the Patriot Act.

The parties, hereby represented by an authorized signatory who is authorized to sign by means of Electronic Signature (as defined below), acknowledge and agree that if this instrument or any amendments or other documents delivered in connection herewith are executed by Electronic Signature, such execution shall create a binding contract, enforceable against the other parties as if the instrument had been manually executed. No party will challenge the binding and enforceable nature of this instrument or any amendments or other documents delivered in connection herewith on the basis of their electronic execution. “Electronic Signature” means a digital representation of a signature provided via DocuSign or otherwise, or any other symbol or process adopted or used by any person with the intent to execute this instrument, or any amendments or other documents delivered in connection herewith.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their respective officers thereunto duly authorized, with effects on the date hereof.

AAR CORP., as Seller Representative and as Servicer

By: /s/ Dylan Wolin
Name: Dylan Wolin
Title: Vice President and Treasurer

CITIBANK, N.A., as Buyer

By: /s/ Sanjeev Ganjoo
Name: Sanjeev Ganjoo
Title: Vice President

Annex A

Schedule I

Tranche A Account Debtors

Account Debtors	Purchase Sublimit	Credit Spread	Buffer Period